Exhibit 99.1

NEWS RELEASE Atlanta, Georgia August 3, 2005

Contact: Investor Relations Phone: (770) 729-6510 E-mail: investor.relations@ems-t.com www.ems-t.com
EMS TECHNOLOGIES ANNOUNCES
RECORD SECOND QUARTER RESULTS ON 31% SALES GROWTH
ATLANTA – August 3, 2005 – EMS Technologies, Inc. (Nasdaq — ELMG) today reported record earnings from continuing operations in the second quarter on sharply higher revenues compared with prior periods. Second-quarter earnings from continuing operations were $3.9 million or $.35 per share in 2005, which more than doubled the 2004 second-quarter earnings of $1.8 million or $.16 per share. Second-quarter revenues from continuing operations in 2005 were $81.6 million – 31% higher than the revenues of $62.1 million reported in 2004.
     Alfred G. Hansen, president and chief executive officer, commented, “These record results in the second quarter followed strong revenue growth and solid execution by each of the divisions – LXE, Defense & Space Systems, SATCOM and EMS Wireless – in our continuing operations. LXE and SATCOM set new second-quarter revenue records, and EMS Wireless set an all-time quarterly revenue record. All four divisions reported big jumps in second-quarter profitability in 2005 compared with 2004.
•	“LXE stretched to eleven its string of consecutive quarters in which it has set a new sales record for the period. This record of consistent achievement and growth in market share has been built on balanced success in the Americas and international markets. A key contributor to the recent growth has been LXE’s group of new powerful, rugged, vehicle-mount computers with the versatile Windows® CE.NET operating system. Our top-line growth and customer satisfaction has also been fueled by award-winning customer service. In the second quarter, LXE was a finalist in the “Best Customer Service” category for the prestigious American Business awards.

•	“Defense & Space Systems (“D&SS”) boosted its second-quarter operating profits with good program execution and cost control. The D&SS division’s strong technical capabilities continue to open new opportunities for advanced communications applications in both defense and commercial markets. For example, the Office of Naval Research recently awarded D&SS a contract to develop an airborne common data link antenna to be mounted on an unmanned aerial vehicle for communications-on-the-move applications. Although much larger defense opportunities are currently delayed due to development and budget issues, we are confident about D&SS’s ability to flourish in the defense transformation communications arena.

•	“EMS Wireless experienced explosive growth in the second quarter, as major wireless service providers intensified their efforts to expand their network coverage footprints. With over $24 million in revenues, EMS Wireless almost doubled the
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revenues in the preceding quarter and the comparable quarter in 2004. These orders were driven in part by recently introduced advanced antenna designs, but the orders also remained strong for our traditional antenna portfolio, as well as our repeaters. Service provider rollouts and antenna orders activity have remained strong into the third quarter, and we are very encouraged about the outlook for EMS Wireless.

•	“SATCOM’s product line of high-performance, high-speed terminals helped it reach a new quarterly sales record. The executive jet market spurred a significant element of this sales growth, with demand for both military and commercial communications systems. SATCOM’s leadership in satellite-based broadband aeronautical products was highlighted by a recent contract to supply the U.S. Army with broadband equipment aboard Blackhawk helicopters for command and control of operations on the ground and in the air. SATCOM also continued to expand its leadership in satellite-based search-and-rescue (“SAR”) operations with a recently announced contract to enable Turkey to expand its SAR capabilities.
     “Our plans to sell our Space & Technology/Montreal and SatNet divisions are proceeding well. We have executed non-binding letters of intent with strategic buyers for both of these divisions, and we are currently engaged in due diligence processes. We are optimistic — although we cannot be certain until the processes are completed — that we will be successful in negotiating definitive sales agreements with the prospective buyers. We recognized a $10 million asset impairment charge in the second quarter related to the Space & Technology/Montreal assets held for sale, based on the terms of the related LOI. There is no indication of impairment of the SatNet assets held for sale.
     “We are very pleased with the favorable business developments of the second quarter. Based on our current forecast for the year, we confirm our previous 2005 earnings guidance of $.75 — $.80 per share from continuing operations.”

EMS Technologies, Inc. is a leading provider of technology solutions to wireless and satellite markets. The Company focuses on mobile information users, and increasingly on broadband applications. The Company is headquartered in Atlanta, employs approximately 1,600 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.
The Company has four reporting segments...
•	LXE mobile computers and wireless local area networks, for materials handling and logistics

•	Defense & Space Systems antennas and other hardware, for space and satellite communications, radar, surveillance, military countermeasures, and other specialized uses,

•	EMS Wireless base station antennas and repeaters, for PCS/cellular telecommunications,

•	SATCOM antennas and terminals, for aeronautical, land-mobile and maritime communications via satellite.
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On May 20th, the Company’s Board of Director’s approved a plan to sell the assets of its SatNet division. As a result, the SatNet division has been reported in assets held for sale (discontinued operations) as of the second quarter 2005, and for all periods presented in this press release. SatNet broadband technologies are used in high-data-rate, high-capacity satellite communication systems.
There will be a conference call at 9:30 AM Eastern time on Wednesday, August 3, 2005, in which the Company’s management will discuss the financial results for the second quarter of 2005. If you would like to participate in this conference, please call 800-807-2165 (international callers use 507-726-3531) within approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will also be available through Wednesday, August 10, 2005 by dialing 800-670-2962 (international callers use 620-294-1036).
Statements contained in this press release regarding the Company’s expectations for its financial results for 2005, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	the requirement that the Company obtain a waiver from its lender banks of a covenant default created by the second-quarter S&T/Montreal impairment charge; based on discussions with bank representatives, the Company currently expects to receive the waiver prior to filing its second-quarter report on Form 10-Q with the U.S. Securities and Exchange Commission;

•	uncertainties relating to the proposed sale of the Space & Technology/Montreal and SatNet divisions, including external market conditions, internal priorities and constraints, and financing availability that could affect a purchaser’s willingness and ability to complete the transaction on the terms and timing expected by the Company;

•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our periodic financial results;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Company;
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•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in the Company’s consolidated effective income tax rate caused by the extent to which the actual levels and mix of taxable earnings among the U.S., Canada, and other taxing jurisdictions may vary from our current expectations;

•	successful completion of technological development programs by the Company and the effects of technology that may be developed by competitors;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony, and space-based communications);

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own aeronautical products;

•	the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

•	the extent to which terrestrial systems reduce market opportunities for space-based broadband communications systems by providing extensive broadband Internet access on a dependable and economical basis;

•	the growth rate of demand for various mobile and high-speed communications services;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the Company’s ability to attract and retain qualified personnel, particularly those with key technical skills; and

•	the availability of sufficient additional credit or other financing, on acceptable terms, to support the Company’s expected growth.
Additional relevant factors and risks are identified under the caption “Risk Factors” in Part I, Item I, of the Company’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2004, filed March 31, 2005.
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EMS Technologies, Inc.
Consolidated Statements of Operations
(In millions, except per-share data)

	Quarter Ended		Six Months Ended
	July 2	July 3	July 2	July 3
	2005	2004	2005	2004
Net sales	$81.6	62.1	141.7	122.1
Cost of sales	54.4	40.5	95.1	78.6
Selling, general and administrative expenses	16.1	14.6	32.1	29.2
Research and development expenses	4.1	3.9	7.7	8.7

Operating income	7.0	3.1	6.8	5.6
Non-operating income	0.1	0.2	0.1	1.1
Foreign exchange loss	(0.1)	(0.3)	(0.1)	(0.1)
Interest expense	(1.1)	(0.5)	(1.9)	(1.1)

Earnings before income taxes	5.9	2.5	4.9	5.5
Income tax expense	2.0	0.7	1.8	1.6

Earnings from continuing operations	3.9	1.8	3.2	3.8
Loss from discontinued operations	(9.5)	(2.0)	(9.2)	(1.8)

Net earnings (loss)	$(5.6)	(0.2)	(6.0)	2.0

Net earnings (loss) per share:
Basic — from continuing operations	$0.35	0.16	0.29	0.35
Basic — from discontinued operations	(0.85)	(0.18)	(0.82)	(0.17)

Basic earnings (loss) per share	$(0.50)	(0.02)	(0.53)	0.18

Diluted — from continuing operations	$0.35	0.16	0.29	0.34
Diluted — from discontinued operations	(0.85)	(0.18)	(0.82)	(0.16)

Diluted earnings (loss) per share	$(0.50)	(0.02)	(0.53)	0.18

Weighted average number of shares:
Common	11.2	11.1	11.2	11.1
Common and dilutive common equivalent	11.2	11.3	11.2	11.3
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EMS Technologies, Inc.
Consolidated Balance Sheets
(In millions)

	July 2	Dec 31
	2005	2004
Cash	$15.5	19.3
Receivables billed	67.7	56.0
Unbilled receivables under long-term contracts	24.8	21.2
Customer advanced payments	(3.9)	(1.9)

Trade accounts receivable	88.6	75.3

Inventories	32.9	33.4
Other current assets	1.4	1.4
Assets held for sale	59.3	64.7

Current assets	197.7	194.1

Net property, plant and equipment	32.5	31.5
Goodwill	13.5	13.5
Other assets	16.2	16.0

	$259.9	255.1

Bank debt and current installments, long-term debt	$18.8	3.5
Accounts payable	27.1	23.8
Other liabilities	19.7	19.7
Liabilities related to assets held for sale	21.4	24.1

Current liabilities	87.0	71.1
Long-term debt	52.0	58.0
Stockholders’ equity	120.9	126.0

	$259.9	255.1

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EMS Technologies, Inc.
Segment Data
(In millions)

	Quarters Ended		Six Months Ended
	July 2	July 3	July 2	July 3
	2005	2004	2005	2004
Net sales
LXE	$31.6	27.7	58.4	52.6
Defense & Space Systems	13.3	12.2	24.6	25.0
EMS Wireless	24.5	12.9	36.7	25.1
SATCOM	12.2	9.5	22.0	19.6
Other	—	(0.2)	—	(0.2)

Total	$81.6	62.1	141.7	122.1

Operating income (loss)
LXE	$2.2	1.7	3.1	2.8
Defense & Space Systems	1.5	0.6	1.0	1.5
EMS Wireless	2.6	0.4	1.7	0.5
SATCOM	1.1	0.5	1.8	0.7
Other	(0.4)	(0.1)	(0.8)	0.1

Total	$7.0	3.1	6.8	5.6

Earnings (loss) from continuing operations
LXE	$1.3	0.9	1.8	1.6
Defense & Space Systems	0.8	0.3	0.5	0.8
EMS Wireless	1.5	0.2	0.8	0.1
SATCOM	0.9	0.5	1.5	0.7
Other	(0.6)	(0.1)	(1.4)	0.6

Total	$3.9	1.8	3.2	3.8

For further information please contact:	Don T. Scartz
Chief Financial Officer
770-729-6510

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